Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS AND AMH HOLDINGS REPORT SECOND QUARTER RESULTS
CUYAHOGA FALLS, Ohio, August 18, 2009 — Associated Materials (the “Company”) today announced results for its second quarter ended July 4, 2009. Financial highlights are as follows:
•	Net sales for the quarter ended July 4, 2009 were $275.0 million, a 12.7% decrease from net sales of $314.8 million for the same period in 2008.

•	Adjusted EBITDA was $32.6 million for the second quarter of 2009 compared to adjusted EBITDA of $34.7 million for the same period in 2008.
Tom Chieffe, President and Chief Executive Officer, commented, “Ongoing weakness in the housing markets impacted our sales negatively for the second quarter. While we are encouraged with our second quarter results, we are keeping our focus on reducing costs and improving operational effectiveness. Despite the recent improvement in key industry indicators, we intend to operate our business with continued lower volume expectations over the near term. Furthermore, our working capital initiatives previously implemented continue to improve our operating cash flows as compared to the prior year.”
Earnings Conference Call
Management will host its second quarter earnings conference call on Friday, August 21st at 9:30 a.m. Eastern Time. The toll free dial-in number for the call is (866) 712-7678 (passcode 5867450 must be entered to join the call) and the conference call identification number is 25010251. A replay of the call will be available through August 28th by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended July 4, 2009
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	July 4,	July 4,	July 4,	July 4,
	2009	2009	2009	2009

Net sales	$274,969	$—	$—	$274,969

Gross profit	77,981	—	—	77,981

Selling, general and administrative expense	51,297			51,297
Gain on debt extinguishment	—	8,897		8,897
Manufacturing restructuring costs	5,255	—	—	5,255

Income from operations	21,429	8,897	—	30,326

Interest expense, net	5,244	12,771	—	18,015
Foreign currency gain	274	—	—	274

Income (loss) before income taxes	16,459	(3,874)	—	12,585
Income taxes (benefit)	6,386	(3,137)	—	3,249

Income (loss) before equity income from subsidiaries	10,073	(737)	—	9,336

Equity income from subsidiaries	—	10,073	(10,073)	—

Net income	$10,073	$9,336	$(10,073)	$9,336

Other Data:
EBITDA (a)	$27,207
Adjusted EBITDA (a)	32,558

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended June 28, 2008
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 28,	June 28,	June 28,	June 28,
	2008	2008	2008	2008

Net sales	$314,812	$—	$—	$314,812

Gross profit	78,992	—	—	78,992

Selling, general and administrative expense	52,862	—	—	52,862
Manufacturing restructuring costs	938	—	—	938

Income from operations	25,192	—	—	25,192

Interest expense, net	5,915	11,507	—	17,422
Foreign currency loss	12	—	—	12

Income (loss) before income taxes	19,265	(11,507)	—	7,758
Income taxes (benefit)	7,224	(13,692)	—	(6,468)

Income before equity income from subsidiaries	12,041	2,185	—	14,226
Equity income from subsidiaries	—	12,041	(12,041)	—

Net income	$12,041	$14,226	$(12,041)	$14,226

Other Data:
EBITDA (a)	$30,925
Adjusted EBITDA (a)	34,651

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Six Months Ended July 4, 2009
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Six Months	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 4,	July 4,	July 4,	July 4,
	2009	2009	2009	2009

Net sales	$447,301	$—	$—	$447,301

Gross profit	108,234	—	—	108,234

Selling, general and administrative expense	99,795			99,795
Gain on debt extinguishment	—	8,897		8,897
Manufacturing restructuring costs	5,255	—	—	5,255

Income from operations	3,184	8,897	—	12,081

Interest expense, net	10,582	25,119	—	35,701
Foreign currency gain	222	—	—	222

Loss before income taxes	7,176	16,222	—	23,398
Income taxes (benefit)	(2,784)	5,038	—	2,254

Loss before equity loss from subsidiaries	4,392	21,260	—	25,652

Equity loss from subsidiaries	—	4,392	(4,392)	—

Net loss	$4,392	$25,652	$(4,392)	$25,652

Other Data:
EBITDA (a)	$14,351
Adjusted EBITDA (a)	19,937

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Six Months Ended June 28, 2008
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Six Months	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 28,	June 28,	June 28,	June 28,
	2008	2008	2008	2008

Net sales	$515,690	$—	$—	$515,690

Gross profit	123,605	—	—	123,605

Selling, general and administrative expense	102,990	—	—	102,990
Manufacturing restructuring costs	1,783	—	—	1,783

Income from operations	18,832	—	—	18,832

Interest expense, net	11,782	22,614	—	34,396
Foreign currency loss	90	—	—	90

Income (loss) before income taxes	6,960	(22,614)	—	(15,654)
Income taxes (benefit)	2,672	(17,778)	—	(15,106)

Income (loss) before equity income from subsidiaries	4,288	(4,836)	—	(548)
Equity income from subsidiaries	—	4,288	(4,288)	—

Net income (loss)	$4,288	$(548)	$(4,288)	$(548)

Other Data:
EBITDA (a)	$30,140
Adjusted EBITDA (a)	34,836

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s ABL Facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity.

The reconciliation of the Company’s net income (loss) to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter	Quarter	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Net income (loss)	$10,073	$12,041	$(4,392)	$4,288
Interest expense, net	5,244	5,915	10,582	11,782
Income taxes	6,386	7,224	(2,784)	2,672
Depreciation and amortization	5,504	5,745	10,945	11,398

EBITDA	27,207	30,925	14,351	30,140
Amortization of management fee (b)	125	125	250	250
Manufacturing restructuring costs (c)	5,255	1,797	5,255	2,642
Bank audit fees (d)	(29)	—	81	—
Loss upon disposal of assets other than by sale (e)	—	1,804	—	1,804

Adjusted EBITDA (f)	$32,558	$34,651	$19,937	$34,836

(b)	Represents amortization of a prepaid management fee paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction.

(c)	During the first quarter of 2008, the Company committed to, and subsequently completed, relocating a portion of its vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. In addition, during 2008, the Company transitioned the majority of distribution of its U.S. vinyl siding products to a center located in Ashtabula, Ohio and committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility. For the quarter and six months ended June 28, 2008, the amounts represent asset impairment costs, inventory markdown costs, and costs incurred to relocate manufacturing equipment. Inventory markdown costs of $0.9 million are included in cost of sales in the statement of operations for the quarter and six months ended June 28, 2008. The Company discontinued its use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million for the quarter and six months ended July 4, 2009.

(d)	Represents bank audit fees incurred under the Company’s ABL Facility.

(e)	As part of the Company’s ongoing efforts to improve its internal controls, the Company enhanced its controls surrounding the physical verification of property, plant and equipment during the quarter ended June 28, 2008. The amounts recorded represent the loss upon disposal of assets other than by sale as a result of executing these enhanced controls.

(f)	Prior year adjusted EBITDA amounts have been reclassified to conform to the current year’s presentation, which, in conformity with the computation of adjusted EBITDA under the Company’s current credit facility, excludes any adjustment for foreign currency gain or loss.

Results of Operations
Net sales decreased 12.7% to $275.0 million for the second quarter of 2009 compared to $314.8 million for the same period in 2008 primarily due to decreased unit volumes, principally in vinyl siding, vinyl windows and metal products, and the impact of the weaker Canadian dollar. During the second quarter of 2009 compared to the same period in 2008, vinyl siding unit volumes decreased by approximately 18%, while vinyl window unit volumes decreased by approximately 6%. Gross profit in the second quarter of 2009 was $78.0 million, or 28.4% of net sales, compared to gross profit of $79.0 million, or 25.1% of net sales, for the same period in 2008. The increase in gross profit as a percentage of net sales was primarily a result of cost reduction initiatives and procurement savings. Selling, general and administrative expense decreased to $51.3 million, or 18.7% of net sales, for the second quarter of 2009 versus $52.9 million, or 16.8% of net sales, for the same period in 2008. Selling, general and administrative expense for the quarter ended June 28, 2008 included a loss upon the disposal of assets other than by sale of $1.8 million. Excluding this item, selling, general and administrative expense for the second quarter of 2009 increased $0.2 million compared to the same period in 2008. The increase in selling, general and administrative expense was primarily due to increased bad debt expense, partially offset by decreased personnel costs as a result of reduced headcount and decreased product delivery costs in the Company’s supply center network.
Net sales decreased 13.3% to $447.3 million for the six months ended July 4, 2009 compared to $515.7 million for the same period in 2008 primarily due to decreased unit volumes across all product categories, principally in vinyl siding and vinyl windows, and the impact of the weaker Canadian dollar. For the six months ended July 4, 2009 compared to the same period in 2008, vinyl siding unit volumes decreased by approximately 19%, while vinyl window unit volumes decreased by approximately 8%. Gross profit for the six months ended July 4, 2009 was $108.2 million, or 24.2% of net sales, compared to gross profit of $123.6 million, or 24.0% of net sales, for the same period in 2008. Selling, general and administrative expense decreased to $99.8 million, or 22.3% of net sales, for the six months ended July 4, 2009 versus $103.0 million, or 20.0% of net sales, for the same period in 2008. Selling, general and administrative expense for the six months ended June 28, 2008 includes a loss upon the disposal of assets other than by sale of $1.8 million. Excluding this item, selling, general and administrative expense for the six months ended July 4, 2009 decreased $1.4 million compared to the same period in 2008. The decrease in selling, general and administrative expense was primarily due to decreased product delivery costs in the Company’s supply center network, decreased personnel costs as a result of reduced headcount, and the translation impact on Canadian expenses as a result of the weaker Canadian dollar, partially offset by increased bad debt expense.

During the quarter and six months ended June 28, 2008, the Company incurred costs of $0.9 million and $1.8 million, respectively, related to relocating a portion of its vinyl siding production and distribution. These costs were comprised of asset impairment costs, costs incurred to relocate manufacturing equipment, costs associated with the transition of distribution operations, and inventory markdown costs. The inventory markdown costs of $0.9 million are included in cost of sales in the statement of operations for the quarter and six months ended June 28, 2008. The Company discontinued its use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million for the quarter and six months ended July 4, 2009.
The consolidating financial information included herein for the quarter and six months ended July 4, 2009 and June 28, 2008 includes the Company and its indirect parent company, AMH Holdings, LLC (“AMH”), which conducts all of its operating activities through the Company. For the quarter and six months ended July 4, 2009, AMH reported consolidated net income of $9.3 million and a consolidated net loss of $25.7 million, respectively, compared to consolidated net income of $14.2 million and a consolidated net loss of $0.5 million for the same periods in 2008, respectively. AMH’s results for the quarter and six months ended July 4, 2009 included a gain on debt extinguishment, interest expense, which included first quarter accretion of AMH’s 11 1/4% senior discount notes, and AMH’s equity income from its subsidiaries. AMH’s results for the same periods in 2008 included interest expense, which primarily consisted of the accretion on AMH’s 11 1/4% senior discount notes, and AMH’s equity income from its subsidiaries.
In connection with the December 2004 recapitalization transaction, AMH’s parent company AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of 13 5/8% senior notes due 2014. In June 2009, AMH II entered into an exchange agreement pursuant to which it paid $20.0 million in cash and issued $13.066 million original principal amount of its 20% senior notes due 2014 in exchange for all of its outstanding 13 5/8% senior notes due 2014. In conjunction with the AMH II note exchange, Associated Materials entered into a purchase agreement pursuant to which it issued $20.0 million of its 15% senior subordinated notes due 2012 in a private placement to certain institutional investors of AMH II and capitalized the related transaction costs. In addition to the $8.9 million gain on debt extinguishment recorded by AMH for the quarter and six months ended July 4, 2009, AMH II recorded a gain on debt restructuring of $19.2 million for the same periods.
As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. As of July 4, 2009, total AMH II debt, including that of its consolidated subsidiaries, was approximately $701.5 million.

Company Description
Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. The Company produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. Associated Materials is a privately held, wholly-owned subsidiary of Associated Materials Holdings, which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. (“Investcorp”) and Harvest Partners, Inc. (“Harvest Partners”). For more information, please visit the Company’s website at http://www.associatedmaterials.com.
Investcorp is a leading provider and manager of alternative investment products. It has offices in New York, London and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP). Investcorp has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital. Founded in 1982, Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography. It currently has over $13 billion in invested assets under management. Further information is available at www.investcorp.com.
Harvest Partners is a leading private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners’ investment focus is acquiring profitable manufacturing, distribution, consumer, retail and business services companies. This strategy leverages Harvest Partners’ substantial experience in financing organic and acquisition-oriented growth opportunities. Harvest Partners currently has approximately $1.7 billion of committed capital under management. For more information on Harvest Partners, please visit its website at http://www.harvpart.com.

Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company and AMH that are based on the beliefs of the Company’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of the Company’s and AMH’s management. The following factors, and others which are discussed in the Company’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building and remodeling industries, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence and spending, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in its ABL Facility and indentures governing its 9 3/4% notes, 15% notes and 11 1/4% notes, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, unanticipated warranty or product liability claims, increases in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. For further information, refer to the Company’s most recent Annual Report on Form 10-K (particularly the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections) and to any subsequent Quarterly Reports on Form 10-Q, all of which are on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Stephen Graham
Chief Financial Officer
(330) 922-7743

Net Sales by Principal Product Offering (Unaudited) (in thousands)

			Six Months	Six Months
	Quarter Ended	Quarter Ended	Ended	Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Vinyl windows	$99,031	$103,935	$160,087	$173,623
Vinyl siding products	56,829	70,315	92,418	114,449
Metal products	44,421	61,789	73,404	101,133
Third party manufactured products	57,305	58,187	90,021	91,120
Other products and services	17,383	20,586	31,371	35,365

	$274,969	$314,812	$447,301	$515,690

Selected Balance Sheet Data (in thousands)

	July 4, 2009
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$15,741	$—	$15,741
Accounts receivable, net	143,337	—	143,337
Inventories	135,292	—	135,292
Accounts payable	110,709	—	110,709
Accrued liabilities	54,082	16,158	70,240
Total debt	224,500	431,000	655,500

	January 3, 2009
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$6,709	$—	$6,709
Accounts receivable, net	116,878	—	116,878
Inventories	141,170	—	141,170
Accounts payable	54,520	—	54,520
Accrued liabilities	54,449	—	54,449
Total debt	221,000	438,095	659,095
Selected Cash Flow Data (in thousands)

	Six Months Ended
	July 4,	June 28,
	2009	2008
Net cash provided by (used in) operating activities	$44,171	$(28,827)
Capital expenditures	2,381	8,210
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	4,269	4,118
Issuance of new senior notes	20,000	—
Net repayments under the Company’s ABL Facility	16,500	—
Net borrowings under the Company’s revolving loan	—	28,309
Cash paid for interest	9,598	10,547
Cash paid for income taxes	3,828	13,157